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                                                                   Exhibit 10.14

                ISV SOFTWARE LICENSE AGREEMENT

     THIS ISV SOFTWARE LICENSE AGREEMENT is entered into this 27th day of April, 1999 (the "Effective Date") by and between BEA WEBXPRESS, INC., a Delaware corporation with principal offices at 550 California, 10th Floor, San Francisco, California 94104 ("WebXpress") and CALICO COMMERCE, INC., a Delaware corporation with principal offices at 333 W. San Carlos Street, Suite 300, San Jose, California 95110 ("Licensee").

                                    RECITALS

     WHEREAS, WebXpress desires to grant to Licensee, and Licensee desires to receive from WebXpress, a worldwide, non-exclusive license to integrate WebXpress's proprietary software in object code format into Integrated Products (as hereinafter defined), and to distribute such WebXpress software as integrated into Integrated Products, all in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

                                   AGREEMENT

1.   DEFINITIONS.

     For purposes of this Agreement the following terms shall have the meanings set forth below.

     1.1 "AFFILIATE" means an entity controlling, controlled by, or under common control with Licensee. For purposes of this definition, "control" or any correlative form thereof, means the ownership of more than fifty percent of the voting stock of such entity, or if such entity is not a corporation, the ability to control the day-to-day operations and business of such entity.

     1.2 "DISTRIBUTOR" means an Affiliate, or third party distributor or reseller, appointed by Licensee under the terms of this Agreement, who acquires Integrated Products from Licensee solely for the purpose of distributing such Integrated Products to End-Users, and not for such party's internal business purposes. Any Distributor who seeks to make use of any Integrated Product for its own internal business purposes must do so under the terms of an End-User License Agreement.

     1.3 "DISTRIBUTION AGREEMENT" means a written agreement between Licensee and a Distributor, signed by both parties, covering the distribution by such Distributor of any Integrated Product to End-Users, which agreement is consistent with, and no less protective of WebXpress's proprietary and intellectual property rights, than the terms of this Agreement.

     1.4 "END-USER" means a person or entity who acquires Integrated Products from Licensee or a Distributor for such person or entity's internal business purposes, and not for sale, resale, lease or any other form of distribution to third parties.


[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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     1.5  "END-USER LICENSE AGREEMENT" means a written agreement between either
Licensee or a Distributor, and an End-User, which agreement is either signed by both parties or is in "shrinkwrap" or "clickwrap" form, covering the licensing of an Integrated Product to such End-User. Such agreement must be consistent with, and no less protective of WebXpress's proprietary and intellectual property rights in the WebXpress Software, than the terms of this Agreement. Without limitation, an End-User License Agreement must contain terms consistent with the applicable provisions of Section 2 of this Agreement.

     1.6 "INTEGRATED PRODUCT" means an application software product created by Licensee through the integration of WebXpress Software with application software programs proprietary to Licensee ("Licensee Applications"). All Integrated Products are subject to the restrictions on development, use and distribution set forth in Section 2 of this Agreement. The Integrated Products covered by this Agreement are described in greater detail in Schedule B, attached hereto and made a part hereof.

     1.7 "WEBXPRESS SOFTWARE" means the machine-readable, compiled, object code form of WebXpress's proprietary software and associated documentation. The specific WebXpress Software covered by this Agreement is set forth on Schedule A, attached hereto and made a part hereof. Provided that Licensee is not in material breach of this Agreement and is current in its payment of annual support fees, the WebXpress Software covered by this Agreement shall also include the object code form of any subsequent releases or successor products of the WebXpress Software set forth on Schedule A, and any modifications (including bug fixes, error corrections, enhancements and updates) to which Licensee may be entitled pursuant to the terms Schedule E.

     2.   LICENSE GRANT.

     2.1 LICENSE TO REPRODUCE AND DISTRIBUTE. Subject to the terms and conditions of this Agreement, WebXpress hereby grants to Licensee, under WebXpress's intellectual property rights in and to the WebXpress Software, a worldwide, non-exclusive, non-transferable license: (i) to integrate the WebXpress Software into Integrated Products including, but not limited to, using the WebXpress Software to make the Integrated Products extensible to third party applications and data; (ii) to reproduce the WebXpress Software as so integrated into Integrated Products; and (iii) to distribute the WebXpress Software as integrated into Integrated Products solely to End-Users who are subject to an End User Agreement and Distributors as set forth in section 2.2 below. Licensee shall make no use of any copies of the WebXpress Software except as provided in this Section 2.1. Licensee may sublicense the distribution rights granted under this Section 2.1 solely as described in
Section 2.2. All rights not specifically granted herein shall be retained by WebXpress.

     2.2 SUBLICENSING. WebXpress grants to Licensee the right to appoint Distributors to distribute the Integrated Products to End-Users. All Distributors appointed by Licensee must execute a Distribution Agreement. Licensee will use reasonable commercial efforts to ensure that such Distributors comply with the terms of their respective Distribution Agreements and will inform WebXpress promptly of any known violation, infringement or breach which impacts the Integrated Products.


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     2.3  RESTRICTIONS. Licensee's rights under Section 2.1 are, without limitation on any other restrictions set forth in this Agreement, subject to the following limitations and restrictions:

          (i) Each Integrated Product made available for distribution to End-Users must be developed so that the WebXpress Software and any of its API's are accessible to the End-User only as allowed by use of an appropriate license key issued by WebXpress and only for use related to the Integrated Product;

          (ii) Each and every End-User Agreement and each and every Distributor Agreement shall provide that the End-User or Distributor, as the case may be, may not under any circumstances attempt, or knowingly permit or encourage others to attempt to decompile, decipher, disassemble, reverse engineer or otherwise decrypt or discover the source code of all or any portion of the Integrated Product, including the WebXpress Software embedded therein;

          (iii) Each and every End-User Agreement shall provide that the End-User may not under any circumstances use the WebXpress Software or any of its API's in any manner except indirectly in connection with the use of the Licensee Application portion of the Integrated Product, and that the End User may not run any third party software applications on the WebXpress Software or any of its API's, without first purchasing a license for such use from WebXpress;

          (iv) Licensee may not, under any circumstances, distribute the WebXpress Software or any of its API's as standalone products;

          (v) Licensee shall not integrate the WebXpress Software with any products other than the Integrated Products without first obtaining WebXpress's prior written consent.

     2.4 LICENSEE CERTIFICATION. Licensee represents and warrants to and for the benefit of WebXpress that each Integrated Product contains a significant enhancement of features and/or functionality to the WebXpress Software embedded therein, and that each Integrated Product is substantially different from any of WebXpress's products and does not compete with any current WebXpress products.

     2.5 PROPRIETARY NOTICES. Licensee shall not remove, efface or obscure any copyright notices or other proprietary notices or legends from any WebXpress Software or WebXpress material provided hereunder, and shall reproduce all such notices and legends when incorporating the WebXpress Software into the Integrated Products.

     2.6  BRANDING AND QUALITY CONTROL PROVISIONS.

          2.6.1 "WEBXPRESS CHARGED" SEAL. Calico shall reproduce the software without removing any copyright notices of other proprietary notices or legends.

          2.6.2 QUALITY CONTROL PROVISIONS. The Licensee Application(s) shall make commercially reasonable efforts to ensure that its Integrated Products be of at least the same quality as Licensee's other products of a similar nature, or, if Licensee has no other products of a similar nature, the Licensee's Applications shall be of at least the same quality as the average quality of other products of a similar nature which are generally available to the public.


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          2.6.3 License agrees to include a referral to the WebXpress website on the Licensee's website.

     2.7 OWNERSHIP. The WebXpress Software is licensed, not sold to Licensee. Except as specifically licensed to Licensee hereunder, WebXpress retains all right, title and interest, including all intellectual property rights, in and to the WebXpress Software.

     2.8 EVIDENCE OF COMPLIANCE. Upon request of WebXpress, Licensee shall promptly, and in any event within thirty (30) days, provide WebXpress with any and all evidence reasonably necessary to confirm Licensee's compliance with the provisions of Sections 2.1 through 2.6.

3.   ROYALTIES AND SUPPORT FEES.

     3.1 ROYALTY AND SUPPORT FEES. Licensee shall owe to WebXpress royalties and, if Licensee so elects, support fees as set forth on Schedule C. All royalties and support fees will be paid on a calendar quarterly basis within 30 days after the end of the quarter based upon Net Revenues. Included with the payment, Licensee will provide WebXpress a report containing the number of customers (including End-Users, ISV's and Distributors) receiving the Integrated Product and the quantity shipped in the previous quarter. The report will include shipments of marketing, demonstration, training and customer evaluation copies for which no royalties will be owed.

     3.2 AUDIT. Licensee shall maintain complete and accurate accounting and distribution records, in accordance with generally accepted accounting practices, to support and document royalties payable in connection with this Agreement. Such records shall be retained for a period of three (3) years after the royalties which relate to such records have been accrued and paid. Licensee shall, upon written request from WebXpress, provide access to such records to an independent auditor chosen by WebXpress for the purposes of audit. If any such audit discloses a shortfall in payment to WebXpress of more than five percent (5%) for any quarter, Licensee agrees to pay or reimburse WebXpress for the expenses of such audit. If any such audit discloses a shortfall in payment to WebXpress of more than fifteen (15%) for any quarter, WebXpress may terminate this Agreement.

     3.3 TAXES. Licensee shall complete the Resale Certificate attached in Schedule D. Licensee agrees to provide WebXpress with further documentation, as reasonably necessary, supporting such status. Licensee shall be responsible for any sales or use or other taxes (other than taxes based on WebXpress's net income) to the extent that any such taxes may arise in connection with this Agreement.

4.   WARRANTIES AND SUPPORT

     4.1 LIMITED WARRANTY. WebXpress warrants that for a period of ninety (90) days following delivery to Licensee, the WebXpress Software will perform substantially in accordance with the accompanying WebXpress Documentation. WebXpress does not warrant that the WebXpress Software will be error-free or will operate without interruption. Licensee's exclusive remedy for breach of the warranty contained in this Section 4.1 shall be, at WebXpress's discretion, the correction of any such failure to perform, or refund of the license fee paid by Licensee with respect to such non-conforming WebXpress Software.


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     4.2  INTELLECTUAL PROPERTY AND VIRUS WARRANTY.    WebXpress, to the best of
it's knowledge, warrants that the WebXpress Products do not infringe upon the intellectual property rights, including but not limited to the patent, trademark, trade secret, or copyright rights, of Licensee or any third party. WebXpress warrants that it shall take all steps necessary, consistent with the established industry standards in effect at the time, to insure that any products (including modifications, corrections, and enhancements) provided through WebXpress shall, when delivered to Licensee, be free of any disabling codes or instruction, or any virus or other contaminant, that may be used to access, modify, delete, damage or disable Licensee or End-User's system or data, damage such systems or data, or disrupt Licensee or End-User's business.

     4.3  YEAR 2000 COMPLIANCE.    WebXpress warrants that the WebXpress
Software, when used in accordance with its associated documentation, will be Year 2000 Compliant, WebXpress shall have no liability and expressly disclaims any warranties in connection with any third party or Licensee's hardware or systems, any third party or Licensee software, and the operation of any WebXpress Software with any third party or Licensee's hardware or systems, third party or Licensee software or equipment not supplied by WebXpress. In the event of any breach of the warranty set forth in this Section 4.3, WebXpress shall use best reasonable efforts to bring such non-conforming WebXpress Software into Year 2000 Compliance at an additional cost to Licensee as soon as practicable. In the event WebXpress is unable to do so, WebXpress shall refund to Licensee fees paid to WebXpress in connection with such WebXpress Software. The remedies provided in this Section 4.3 shall be the sole and exclusive remedies available to Licensee, and the sole and exclusive obligation of WebXpress, for a breach of the warranty set forth in this Section 4.3. For the purpose of this Section 4.3, "Year 2000 Compliant" means software that has user interfaces, date data fields, processing logic and outputs that correctly recognize, process and otherwise support date data with respect to dates occurring on or after January 1, 2000, provided that all other hardware, software or firmware used in conjunction the software being evaluated for compliance properly exchanges accurate and properly formatted date data with the software being evaluated for compliance.

     4.4  WEBXPRESS WARRANTY DISCLAIMER.     EXCEPT AS EXPRESSLY SET FORTH IN
SECTION 4.1, 4.2 AND 4.3, WEBXPRESS HEREBY DISCLAIMS ALL OTHER WARRANTIES EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE WEBXPRESS SOFTWARE, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

     4.5  SERVICE AND SUPPORT.     Subject to a current annual support contract
being in place and payment of any applicable support fees by Licensee, WebXpress agrees to provide support and software upgrades as described in Schedule E.

     4.6  END-USER SUPPORT.   Licensee shall, at its own expense, be solely
responsible for providing technical support (including without limitation warranty service) and training to its Distributors and End-Users for the Integrated Products. Licensee shall ensure that all questions from Distributors or End-Users regarding the use or operation of the Integrated Products are addressed to and answered by Licensee.


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5.   INDEMNIFICATION.

     5.1 WEBXPRESS INDEMNITY. WebXpress shall indemnify, defend and hold Licensee harmless from and against any claim that the WebXpress Software as used within the scope of this Agreement infringes any copyright, trademark, trade secret or patent of any third party, provided that (i) Licensee notifies WebXpress promptly in writing of the claim; (ii) WebXpress has sole control of the defense and all related settlement negotiations; and (iii) Licensee provides WebXpress, at WebXpress's expense, with all necessary assistance, information, and authority to perform the above.

     5.2 EXCLUSIONS. WebXpress shall have no liability for any claim of infringement based on (i) use of other than the latest commercially available version of the WebXpress Software provided to Licensee, to the extent the infringement would have been avoided by use of such version and Licensee has been given reasonable notice of the need to move to a different version of the WebXpress Software, (ii) modification of the WebXpress Software by Licensee to the extent the infringement would have been avoided without such modification; or (iii) the combination or use of the WebXpress Software furnished hereunder with materials not furnished by WebXpress to the extent such infringement would have been avoided by use of the WebXpress materials alone.

     5.3 ALTERNATIVES. In the event the WebXpress Software is held to, or WebXpress believes is likely to be held to, infringe any third party copyright, trademark, trade secret or patent, WebXpress shall have the right at its sole option and expense to (i) substitute or modify the WebXpress Software so that it is non-infringing, while retaining equivalent features and functionality; or
(ii) obtain for Licensee a license to continue using the WebXpress Software under commercially reasonable terms; or (iii) if (i) and (ii) are not reasonably practicable, terminate this Agreement as to the infringing WebXpress Software and return to Licensee any license fees paid by Licensee hereunder with respect thereto, amortized over a period of three years, which period the parties agree is represents the useful life of the WebXpress Software. The foregoing section 5.3 does not in any way limit WebXpress's obligations under section 5.1.

     5.4 SOLE OBLIGATION. The foregoing sections 5.1 through 5.3 state the sole obligation and exclusive liability of WebXpress, and Licensee's sole recourse and remedy for any infringements or claims of copyright and patent infringement by the WebXpress Software.

     5.5 LICENSEE INDEMNITY. Except to the extent the below arise from infringement of such rights by the WebXpress Software, Licensee agrees to indemnify, defend and hold WebXpress harmless from and against any costs, losses, liabilities, claims or expenses (including attorneys' fees) arising out of: (i) any claim that any Integrated Product infringes upon the intellectual property or proprietary rights of any third party, (ii) the distribution of any Integrated Product by Licensee or its Distributors; or (iii) the use of any Integrated Product by and End-User, Distributor or third party.

6.   TERM AND TERMINATION.



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     6.1  INITIAL TERM. This Agreement shall become effective on the Effective
Date and shall remain in effect for a period of two (2) years thereafter unless the Agreement is terminated as provided below.

     6.2  TERMINATION.

          6.2.1 BREACH. If either party defaults in a payment or other material obligation under this Agreement and, in the case of breaches capable of cure, fails to completely cure such default for a period of thirty (30) days after written notice of default from the non-breaching party, the non-breaching party may terminate this Agreement, in accordance with the provisions of this
Section 6, upon written notice of termination given to the defaulting party.

          6.2.2 INSOLVENCY. Notwithstanding anything contained herein to the contrary, either party may terminate this Agreement immediately by notice to the other if:

                 (i)    the other ceases to carry on its business; or

                 (ii) a receiver or similar officer is appointed for the other and is not discharged within thirty (30) days; or

                 (iii) the other becomes insolvent, admits in writing its inability to pay debts as they mature, is adjudicated bankrupt, or makes an assignment for the benefit or its creditors or another arrangement of similar import; or

                 (iv) proceedings under bankruptcy or insolvency laws are commenced by or against the other and are not dismissed within (30) days.

     6.3 EFFECT OF TERMINATION. Upon termination of this Agreement, (i) the rights and licenses granted to Licensee, pursuant to this Agreement shall automatically terminate, (ii) Licensee shall certify to WebXpress that all WebXpress Software subject to this Agreement and in Licensee's possession has been destroyed or removed from Licensee's equipment except such WebXpress Software and supporting documentation which is required to meet the support needs of Licensee's existing customers and (iii) Licensee shall cease to use all intellectual property of WebXpress except as otherwise set forth in this section
6.3. Within thirty (30) days of termination, Licensee shall provide to WebXpress a royalty report and pay all royalties accruing as of the date of termination, in accordance with Section 3.1. All licenses granted to End-User pursuant to appropriate End-User License Agreements shall survive termination. Sections 1, 2.7, 3, 4.4, 4.6, 5, 6.3, 7, 8 and 9 shall survive the expiration or earlier termination of this Agreement.

7.   CONFIDENTIALITY.

     7.1 DEFINITION. For purposes of this Agreement, "Confidential Information" of a party means information or materials disclosed or otherwise provided by such party ("Disclosing Party") to the other party ("Receiving Party") that are identified as confidential or proprietary. "Confidential Information" does not include that which (i) was known to the Receiving Party, without restriction and without duty of confidentiality, at the time of disclosure, as evidenced by the written records of Receiving Party, (ii) is or becomes part of public knowledge other than as



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a result of any action or inaction of the Receiving Party, (iii) is obtained by the Receiving Party from an unrelated third party without a duty of confidentiality, or (iv) is independently developed by the Receiving Party without reliance upon or use of the Confidential Information of the Disclosing Party. Without limiting the generality of the foregoing, and notwithstanding the exclusions hereinbefore set forth, "Confidential Information" includes both parties software and any information relating to the development, design, manufacture and specifications of either party's software.

     7.2  RESTRICTIONS ON USE AND DISCLOSURE.     The Receiving Party shall not
use Confidential Information of the Disclosing Party for any purpose other than in furtherance of this Agreement and the activities described herein. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any third parties except as otherwise permitted hereunder. The Receiving Party may disclose Confidential Information of the Disclosing Party only to those employees, consultants or sub-Licensees who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including, without limitation, provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own comparable Confidential Information. The Receiving Party shall maintain Confidential Information of the Disclosing Party with at lease the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Any copies of the Disclosing Party's Confidential Information shall be identified as belonging to the Disclosing Party and prominently marked "Confidential."

     7.3  LEGAL OBLIGATION TO DISCLOSE.     This Agreement will not prevent the
Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required by a judicial order or other legal obligation, provided that, in such event, the Receiving Party shall promptly notify the Disclosing Party to allow intervention, and shall cooperate with the Disclosing Party to contest or minimize the scope of the disclosure (including application for a protective order). Each party shall advise the other party in writing of any misappropriation or misuse of Confidential Information of the other party of which the notifying party becomes aware.

     7.4  INJUNCTIVE RELIEF.     The parties acknowledge that the Confidential
Information are valuable trade secrets and that any unauthorized use or disclosure of such information would cause WebXpress the Disclosing Party irreparable harm for which its remedies at law would be inadequate. Accordingly, the parties acknowledges and agrees that the Disclosing Party shall be entitled, in addition to any other remedies available to it at law or in equity, to seek the issuance of injunctive or other equitable relief.

     7.5  RETURN OF CONFIDENTIAL INFORMATION.     Upon the expiration or earlier
term of this Agreement and upon request of the Disclosing Party, each party (as Receiving Party) shall immediately return to the Disclosing Party all Confidential Information of the Disclosing Party embodied in tangible form, or certify in writing to the Disclosing Party that all such Confidential Information has been destroyed. The terms of this Section 7 shall survive the expiration or earlier termination of this Agreement for a period of five (5) years.


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     7.6  SOURCE CODE PROTECTIONS. Licensee shall not under any circumstances attempt, or knowingly permit or encourage any End-User, Distributor or third party to decompile, decipher, disassemble, reverse engineer or otherwise decrypt or discover the source code for the WebXpress Software.

8.   LIMITATION OF LIABILITY.

     EXCEPT FOR BREACHES OF SECTION 2.1, 2.2, 2.3, 2.5, 4.2 OR SECTION 7, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES IN ANY WAY ARISING OUT OF THIS AGREEMENT AND HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS OR LOSS OF DATA, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR BREACHES OF SECTION 2.1, 2.2, 2.3, 2.5,
4.2 OR SECTION 7 AND BOTH PARTIES OBLIGATIONS PURSUANT TO SECTION 5, IN NO EVENT SHALL EITHER PARTY'S CUMULATIVE LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNTS ACTUALLY PAID BY LICENSEE TO WEBXPRESS PURSUANT TO THIS AGREEMENT. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

9.   MISCELLANEOUS.

     9.1 CONFIDENTIALITY OF AGREEMENT. Both WebXpress and Licensee agree that the terms and conditions of this Agreement shall be treated as Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form without the prior written consent of the other party; provided, however, that the existence of this Agreement shall not be treated as Confidential Information and that either party may disclose the terms and conditions of this Agreement:

          (i)   as required by any court or other governmental body;

          (ii)  as otherwise required by law;

          (iii) to legal counsel of the parties;

          (iv) in confidence, to accountants, banks, proposed investors, and financing sources and their advisors;

          (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or

          (vi) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

     9.2 PRESS RELEASE. Upon mutual agreement, WebXpress and Licensee shall issue a joint press release announcing the relationship contemplated by this Agreement with mutual endorsements for Integrated Products and WebXpress Software.


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      9.3   CUSTOMER REFERENCE. The Licensee agrees that WebXpress may disclose the name of the Licensee as a customer on the WebXpress web site and on other promotional materials. Licensee further agrees to provide WebXpress with the following customer reference information for possible use on WebXpress's web site and on other promotional material in conjunction with the Licensee's name:
(i) a brief marketing summary of the Licensee's Integrated Products under this Agreement, and (ii) a quotation on how WebXpress's products and/or services contributed to the success of the Integrated Products under this Agreement. Licensee agrees to discuss the WebXpress Software with the press, industry analysts and prospective (non-competitive) customers on a limited basis to be mutually agreed upon by both parties.

      9.4 ASSIGNMENT. Licensee may not assign this Agreement or any rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of WebXpress, which shall not be unreasonably withheld.

      9.5 NOTICES. All notices between the parties shall be in writing and shall be deemed to have been given if personally delivered or sent by certified or registered mail (return receipt) or telecopy to the addresses set forth as follows, or such other address as is provided by notice as set forth herein:

      If to WebXpress to:     Contract Administrator
                              417 Montgomery St.
                              San Francisco, CA 94104

                              If to Licensee to:
                              Director, Contract Operations
                              Calico Technology, Inc.
                              333 W. San Carlos
                              San Jose, CA 95110

Notice shall be deemed effective upon receipt or, if delivery is not effected by reason of some fault of the addressee, when tendered.

      9.6 GOVERNING LAW; FORUM SELECTION. This Agreement shall be governed by the laws of the State of California, as applied to agreements made, entered into and performed entirely in California by California residents. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the California state courts of San Francisco County, California (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of California), and the parties consent to the personal and exclusive jurisdiction of these courts. This Agreement shall not be governed by the United Nations Convention on the International Sale of Goods.

      9.7 SEVERABILITY. Any term or provision of this Agreement held to be illegal or unenforceable shall, if possible, be interpreted so as to be construed as valid, but in any event the validity or enforceability of the remainder hereof shall not be affected.


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     9.8  LEGAL COMPLIANCE. Licensee may not download or otherwise export or re-export the WebXpress Software or any underlying information or technology except in full compliance with all Untied States and other applicable laws and regulations. In particular, but without limitation, none of the Software or underlying information or technology may be downloaded or otherwise exported or re-exported (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria, or Sudan, or (ii) to anyone on the US Treasury Department's list of Specially Designated Nationals or the US Commerce Department's Table of Deny Orders. By licensing the Software, Licensee is agreeing to the foregoing and Licensee are representing and warranting that Licensee are not located in, under control of, or a national or resident of any such country or on any such list.

     9.9 WAIVER. The waiver of, or failure to enforce, any breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

     9.10 INDEPENDENT CONTRACTORS. The relationship of the parties hereunder shall be that of independent contractors, and nothing herein shall create or be deemed to create a joint venture, partnership, agency or employer/employee relationship. In no event will either party be permitted to make any agreement, or represent that it is authorized to make any agreement, on behalf of the other party, without the prior written consent of such other party.

     9.11 THIRD PARTY BENEFICIARY. If Licensee licenses products containing the RSA Data Security, Inc. ("RSA") products, then the parties agree and acknowledge that RSA is and shall be a third party beneficiary of WebXpress's rights and Licensee's obligations under this Agreement

        9.12 ENTIRE AGREEMENT. This Agreement, along with the Schedules attached hereto which are incorporated herein by reference, sets forth the entire Agreement between the parties and supersedes any and all prior proposals, agreements, and representations between them, whether written or oral. This Agreement may be changed only by mutual agreement of the parties in writing

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the Effective Date.

WEBXPRESS, INC.                         LICENSEE

By: /s/ RANDY RISHER                    By: /s/ JOSEPH A. MORAN
   ---------------------------------       --------------------------------

Name: Randy Risher                      Name: Joseph A. Moran
     -------------------------------         ------------------------------

Title: Director, Fin. & Admin.          Title: VP & CFO
      ------------------------------          -----------------------------

Date: 4/28/99                           Date: 4/27/99
     -------------------------------         ------------------------------

                                   SCHEDULE A

                               WEBXPRESS SOFTWARE

WebXpress Software covered by this Agreement:

WebLogic Application Server
WebLogic Application Server with Clustering

License Restriction: Licensee will incorporate code provided by WebXpress into the Integrated Products which will make the WebXpress Software nonfunctional without the presence of the Integrated Products.

                                   SCHEDULE B

                              INTEGRATED PRODUCTS

Integrated Products covered by this Agreement:

eSales Quote

eSales Loyalty Builder

More Info (Information Wizard)

The following describes the function and purpose of each of the Integrated Products covered by this Agreement:

eSales Quote:

eSales Quote displays a compelling, individually customized quote presentation to the customer that unifies customer requirements, configuration and pricing for delivery to an order entry system. Calico provides the infrastructure to store and retrieve quotes and configurations.

eSales Loyalty Builder:

eSales Loyalty Builder is a solution which maximizes the long-term value from your customers and partners by tailoring their entire electronic sales relationship with your company around their needs and preferences. Features include custom tailored content, proactive engagement, and customer needs gathering.

More Info (Information Wizard):

More Info provides sales and marketing information to users during the course of a product sales session that directly relates to the configuration choices the user is facing at the moment. Its three basic functions are creating collections, assigning collections to configuration items and getting relevant content during a user session.

                                   SCHEDULE C

                           ROYALTIES AND SUPPORT FEES

C.1.  ROYALTIES:

SERVER BASED ROYALTIES:

Licensee will have the right to purchase the WebXpress Software licensed under this Agreement at a discount from the then current local list price as follows:

Cumulative License Fees Paid                           Discount
----------------------------                           --------
     $[***] - $[***] (introductory pricing)              [*]%
     $[***] - $[***]                                     [*]%
     $[***] - $[***]                                     [*]%
     $[***] - $[***]                                     [*]%
     $[***] - $[***]                                     [*]%

In addition, Licensee will receive [***]% discounts on purchases of internal use licenses and WebXpress training courses.

For the initial year of this Agreement, the list price shall not increase. The list price for the second year of this Agreement shall not increase over the first year list price by greater than [***] percent and WebXpress shall notify Licensee of any such increase thirty days prior to the effective date of the increase.

SITE LICENSE ROYALTIES:

Licensee will pay royalties of [***]% of Net Revenues on any site licenses sold of the Integrated Product. In the case where the Integrated Products that include WebXpress Software are sold as a bundle with other Licensee products whether developed by Licensee or another third party, Net Revenue shall be calculated by using the proportion of the number of Integrated Products to the total number of products in the bundle.

For the purposes of this Agreement, "Net Revenues" shall mean all gross revenues generated by the sale of the Integrated Product, less trade discounts, taxes, shipping and insurance.

C.2.  ANNUAL SUPPORT FEES:

Annual Support Fees are [***]% of royalties. The annual support fees for subsequent years will be [***]% of the royalties paid by Licensee under Section
C.1 for copies of the Integrated Product for which Licensee has a maintenance agreement in place with the End User during such year. Such fees will be payable on a quarterly basis. Licensee shall provide to WebXpress, along with each payment, a report summarizing the number of End Users with maintenance agreements that form a basis for such payment.

C.3. ROYALTY FOR USE OF RSA'S SSL PRODUCT:

Licensee does not elect to license RSA's SSL Products from WebXpress. If in the future Licensee does elect to license these products, then in addition to the License fees described above, Licensee must pay $[***] per server and $[***] per year for unlimited clients to WebXpress pursuant to WebXpress's License Agreement with RSA.

C.4. COMMITMENT:

On the Effective Date of this Agreement, Licensee will prepay license fees of $[***], which will be applied towards purchases of WebXpress Software licensed under this agreement. This payment is non-cancelable and nonrefundable.

                                   SCHEDULE D

                               RESALE CERTIFICATE

WE HEREBY CERTIFY that we hold a valid seller's permit No. SR GH 99-80335 issued pursuant to laws and regulations governing Sales and Use Tax in the state of California;

that we are engaged in the business of selling: software

that the products described within this ISV Software License Agreement, which we shall license from WEBXPRESS, will be resold by us [licensed to our customers], in accordance with the terms of the Agreement. A Description of the products to be licensed from WebXpress is contained in the relevant schedule of the Agreement.

/s/ [Signature Illegible]
---------------------------------------------
(Signature of Purchaser or Authorized Agent)

                  VP & CFO
---------------------------------------------
                  (Title)

                                   SCHEDULE E

                           SERVICE AND SUPPORT TERMS

WebXpress shall provide product support to Licensee to support its integration of WebXpress Software into Licensee's applications. Support means that WebXpress will provide: (a) software upgrades and product enhancements upon their commercial release, and appropriate documentation with respect thereto, and (b) technical assistance with respect to the WebXpress Software, including
(i) clarification of functions and features; (ii) clarification of documentation; (iii) technical support and guidance in the operation of the WebXpress Software; and (iv) WebXpress Software error analysis and correction. Major product releases are not covered by the Service and Support contract, and WebXpress retains the right to determine in its sole discretion if a release constitutes an upgrade to an existing product or a new product release. WebXpress will use commercially reasonable efforts to provide error corrections or work-arounds for the most severe errors as soon as possible and based upon WebXpress classification of the severity of the error.

Support shall be provided in compliance with Severity definitions and Escalation guidelines as defined in Sections III and IV of this Schedule.

I. Engineering Contacts -- Licensee will designate no more than 5 individuals who will be responsible for communicating and escalating support issues between the companies.

II. Reporting Issues -- Licensee will report support requests via email or phone as convenient. Licensee agrees to provide WebXpress with all the necessary information to resolve the reported issue. This may include: issue classification, test cases for isolating and reproducing the issue and other issue documentation.

III. Phone coverage -- WebXpress's Support Center is staffed Monday through Friday from 7:00 a.m. to 7:00 p.m. Pacific Time. For off-hour emergencies, procedures can be customized to Licensee's specific needs upon mutual agreement.

IV.  Issue Definition --

     o SEVERITY 1 -- Issue that impacts Licensee's application development schedule, or an End-User's production capability. A high severity issue is an error that causes a major feature of Licensee's product to be unusable or causes irreparable loss of data and no recovery or work-arounds are available.

     o SEVERITY 2 -- Issue that results when a major feature is operational but unstable or unreliable. Such error would not stop development.

     o SEVERITY 3 -- Enhancements or defects that are targeted for updates, but do not result in the loss of functionality in a major feature.

IV. Escalation Guidelines - WebXpress's assigned Engineers will adhere to the following timeframes for internal escalation of Licensee's support requests in order to ensure maximum service responsiveness.

---------------------------------------------------------------------------------------
                                                                      ESCALATION POINT
SEVERITY DEFINITION               SEVERITY 1  SEVERITY 2  SEVERITY 3  FOR SEV. 1 ISSUES
---------------------------------------------------------------------------------------
Initial Response                   4 hours     8 hours     12 hours   N/A
---------------------------------------------------------------------------------------
Level 1 - problem determination    24 hours    2 days      4 days     Support Manager
---------------------------------------------------------------------------------------
Level 2 - problem isolation        2 days      1 week      2 weeks    Support Manager
---------------------------------------------------------------------------------------
Level 3 - Resolution*              7 days      3 weeks     N/A        Support Manager
---------------------------------------------------------------------------------------

* "Resolution" means a patch or workaround within the stated amount of time unless otherwise agreed upon by the parties.

V. End-of-Life Product Support - WebXpress agrees to provide product support to Licensee for the previous two versions of WebXpress products, or 12 months' versions, whichever is greater.

VI. Expanded support or technical assistance is available upon mutual agreement of the parties at an additional charge in accordance with WebXpress's then-current policy.

                               FIRST AMENDMENT TO
                         ISV SOFTWARE LICENSE AGREEMENT

     This first amendment (this "First Amendment") is entered into as of 28th October 1999, ("First Amendment Date") between WEBXPRESS, A BEA COMPANY ("WebXpress"), a Delaware corporation having a place of business at 550 California Street, 9th floor, San Francisco, California 94104 and CALICO COMMERCE, INC. ("Licensee"), a Delaware corporation having a place of business at 333 W. San Carlos Street, Suite 300, San Jose, California 95110.

                                    RECITALS

     A. WebXpress and Licensee entered into an ISV Software License Agreement, dated as of April 27, 1999 (the "ISV Agreement"). All capitalized terms used herein and not defined herein shall have the respective meanings specified in the ISV Agreement.

     B. In accordance with Section 9.12 of the ISV Agreement regarding amendments to it, the parties now desire to further amend the ISV Agreement as hereinafter provided.

     NOW, THEREFORE, in consideration of the promises included herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

     1. License to Reproduce and Distribute. The following sentence is inserted after the first sentence of Section 2.1 of the ISV Agreement:

          Subject to the terms and conditions of this Agreement, Licensee may also reproduce, use and distribute the WebXpress Software integrated into Integrated Products for purposes of marketing, demonstration, training and customer evaluation.

     2. Royalty Fees. The last sentence of Section 3.1 of the ISV Agreement is deleted.

     3. Term. Section 6.1 of the ISV Agreement is deleted in its entirety and replaced with the following:

          This Agreement shall become effective on the Effective Date and shall remain in effect for three years from the First Amendment Date unless the Agreement is terminated as provided below. Prior to the second anniversary of the First Amendment Date, Licensee may request that the parties negotiate pricing terms for the years starting on the fourth and fifth anniversary of the First Amendment Date, and if the parties agree on pricing terms, this Agreement shall continue in effect for an additional two years.

     4. Prepayment and License Fees. The "Server Based Royalties" heading and "Site License Royalties" heading of Section C.1 of the ISV Agreement are deleted in their entirety and replaced by the following:

          PREPAYMENT AND LICENSE FEES:

          Based on Licensee's commitment to prepay $[***] in License Fees, due Net 30 from the First Amendment Date, Licensee may license the WebXpress Software listed in Schedule A according to the schedule below. This $[***] license fee prepayment is non-cancelable and non-refundable. For purposes of determining the appropriate License Fee, payment due, WebXpress will include in the cumulative total of License Fees paid the $[***] Commitment due under Section C.4 of the ISV Agreement, and also the $[***] in prepaid License Fees due under this First Amendment, for a total credit of $[***].

          Cumulative License Fees Paid License Fee (percent of Net Revenue)

           $[***] - $[***]              [*]%
           $[***] - $[***]              [*]%
           $[***] - $[***]              [*]%
           greater than $[***]          [*]%


          For purposes of this Agreement, "Net Revenues" shall mean all gross license revenues generated by the licensing of the Integrated Product, as determined when Licensee's customer is obligated to pay. In situations where revenue is recognized using the percentage of completion method for financial statement purposes, gross license revenues are determined when revenue is recognized. "Net Revenues" are further defined to mean gross license revenues generated by the licensing of the Integrated Product, net of channel discounts (which may be a discount off the list price for the Integrated Product or a referral fee, but not both) shipping and insurance, and exclusive of any applicable sales tax or equivalent. For example, if Licensee sells $100 worth of the Integrated Product to an end-user at a 10% discount off list (equal to a discounted license fee of $90) and pays a referral fee to a channel partner of 10% of the discounted license fee (equal to $9), Licensee's royalty to WebXpress will be based on a Net Revenue of $81.

          When Integrated Products are sold as a bundle with Licensee software that is not integrated with WebXpress Software, Licensee shall uniformly allocate discounts on such Integrated Products and other software, based on the comparison between the list prices of the Integrated Products and other Licensee software included in the transaction.

          There is no royalty associated with use of the WebXpress Software for marketing, demonstration, training and customer evaluation purposes.

     5. Development License and Fees. WebXpress grants to Licensee a perpetual (so long as Licensee is in compliance with this Agreement), non-exclusive, non-transferable, fee-bearing, unlimited user license to use the Developer Version of the WebLogic Server (the "DEVELOPER SOFTWARE") solely at Licensee locations and solely for internal testing and development. Any third party software products or modules supplied by WebXpress may be used solely with the Developer Software. Licensee may not disclose the results of software performance benchmarks to any third party without WebXpress's prior written consent. Licensee may not use the Developer Software for production use and may not offer it for resale. The Developer Software license fee shall be $[***]. The annual Developer Software support fee for 5x12 support shall be $[***] per year during the initial 3 year term and thereafter shall not increase by more than 10% of the previous year's fee at any renewal for the following two years.

     6.   Support Fees. The following sentence is added to Section C.2:

          Licensee may purchase 7x24 Extended Support for selected End Users for an annual Support Fee of [*]% of the License Fees due for licenses of the Integrated Product to such End Users.

     7. Total Fees Due on First Amendment Date. Licensee shall pay to WebXpress $[***] in prepaid License Fees, a $[***]Development License Fee, and an initial $[***] Development Support Fee, for a total of $[***] due Net 30 from the First Amendment Date. This $[***] payment is non-cancelable and non-refundable.

     8. Integrated Products. Schedule B of the ISV Agreement is amended to add the following to the list of Integrated Products:

          eSales Configurator:

          Configurator is an expert system that matches customer requirements with product attributes, guiding customers to products and services that meet their needs.

          On written notice to WebXpress, Licensee may extend the terms of this ISV Agreement to include new or successor Licensee electronic commerce application software products.

     9. Notices. In Section 9.5 of the ISV Agreement, the corporate name "Calico Technology, Inc." is amended to be "Calico Commerce, Inc.", and the corporate contact title is changed from "Director, Contract Operations" to "Corporate Counsel."

     10. Support. Schedule E of the ISV Agreement is amended to add the following sections:

          VI. International Support. Global support will be provided during local time in the place where the support call is made, and otherwise in accordance with the support terms in this Schedule E.

          VIII. Source Code Escrow. WebXpress shall add Licensee as a beneficiary to the WebXpress source code escrow agreement (the "Escrow Agreement") with an independent third party escrow agent in the business of providing escrow services (the "Escrow Agent"), which agreement shall provide that the Escrow Agent shall release WebXpress's source code to Licensee if any one of the following circumstances remains uncorrected for more than 30 days:

                (i) appointment of a trustee under Chapter 7 of Title 11 of the United States Code;

                (ii) the making by WebXpress of a general assignment for the benefit of creditors;

               (iii) WebXpress refuses to make all commercially reasonable efforts to provide Licensee with the support services WebXpress is obligated to provide under this Agreement.

          The Escrow Agreement shall provide that, upon the release of source code , WebXpress shall grant to Licensee a worldwide, non-exclusive, paid-up and royalty-free, perpetual, non-transferable license to use, reproduce and modify the released source code, solely for the purpose of supporting and maintaining the WebXpress Software. Licensee shall pay all reasonable fees and expenses for such escrow arrangement, including set-up fees, not to exceed seven hundred dollars ($700), and annual maintenance fees, not to exceed three hundred fifty dollars ($350).

     11. Entire Agreement; Effect of Amendment. This First Amendment, together with the ISV Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof. Except as modified by this First Amendment, all terms and conditions of the ISV Agreement shall remain in full force and effect.



     Each of the undersigned represents and warrants that he or she is duly authorized to sign this First Amendment on behalf of the party he or she represents. Each party has read, understands and agrees to the terms and conditions of this First Amendment. This First Amendment may be executed in any number of counterparts, all of which shall constitute together one and the same agreement.


WEBXPRESS, A BEA COMPANY             CALICO COMMERCE, INC.

By: /s/ Kristine Enea                By: /s/ Matthew DiMaria
    -------------------------            -------------------------
Name:   Kristine Enea                Name:   Matthew DiMaria
     ------------------------             ------------------------
Title:  Division Counsel             Title:  VP, Marketing
      -----------------------              -----------------------